Exhibit 99.1

First National Lincoln Corporation Reports Record YTD Earnings Per Share, Up 17.0% over 2004

DAMARISCOTTA, ME, July 27 -- First National Lincoln Corporation (Nasdaq NM: FNLC), today announced earnings per share of $0.62 on a fully diluted basis for the six months ended June 30, 2005, an increase of $0.09 or 17.0% over the $0.53 reported for the same period in 2004. Net income for the six-months ended June 30, 2005, was $6,130,000, an increase of $2,149,000 or 54.0% over the $3,981,000 posted for the first six months of 2004.

The Company also announced earnings per share of $0.31 on a fully diluted basis for the quarter ended June 30, 2005, an increase of $0.03 or 10.7% over the $0.28 reported for the same period in 2004. Net income for the quarter ended June 30, 2005, was $3,133,000, an increase of $1,077,000 or 52.4% over the $2,056,000 posted for the second quarter of 2004. Both earnings per share and net income reported by the Company set new single-quarter records.

"We are very pleased with the results we have posted for the first half of 2005," commented the Company’s President and Chief Executive Officer, Daniel R. Daigneault. "It has been nearly six months since the acquisition of FNB Bankshares of Bar Harbor, Maine was completed on January 14, 2005, and our operating results as a combined company continue to exceed our initial expectations. The acquisition was recorded using purchase accounting rules, as required by Generally Accepted Accounting Principles, so net income and earnings per share for 2005 include combined results with FNB Bankshares since the date of closing and comparisons to 2004 are for First National Lincoln Corporation alone.

"On a pro-forma basis, which presents operating results as though the two companies were operating as one entity for the entire quarter and when compared to 2004, net income for the first six months of 2005 was $5,955,000, a $972,000 or 19.5% increase over pro-forma net income of $4,983,000 for the first six months of 2004," President

Daigneault observed. "In my view, this pro-forma or 'apples-to-apples' comparison demonstrates the value of the acquisition for shareholders of both FNLC and FNB Bankshares and that we are effectively merging and operating the two companies as one entity. For the quarter ended June 30, 2005, pro-forma net income was $2,958,000, a $374,000 or 14.5% increase over pro-forma net income in 2004 of $2,584,000."

Year-to-date changes on the balance sheet, which reflect the FNB Bankshares acquisition in the first quarter, showed total assets at $958.7 million on June 30, 2005 -- an increase of $324.5 million or 51.2% over December 31, 2004. Loans totaled $718.4 million, up $240.0 million or 50.2% over December 31, 2004, while investments increased by 26.2% or $33.2 million. Deposits of $672.3 million were up $302.4 million or 81.8% over year end. As of June 30, 2005, First National Lincoln Corporation had total equity of $100.7 million, an increase of 90.7% or $47.9 million over December 31, 2004.

"Asset growth continues to be the key driver in our earnings performance, especially in our loan portfolio," observed F. Stephen Ward, the Company’s Treasurer and Chief Financial Officer. "A pro-forma balance sheet, which provides a more meaningful comparison by presenting both companies operating as one entity in all periods presented, shows total assets of $958.7 million on June 30, 2005 were an increase of $61.1 million or 6.8% over December 31, 2004. Loans increased by $53.9 million in the first six months on a pro-forma basis while investments increased by $6.0 million or 3.9% on a pro-forma basis. At the same time, on a pro-forma basis deposits were up $112.7 million or 20.2% over year end, while borrowed funds on a pro-forma basis declined by $50.5 million or 22.1%.

"Once again, our operating ratios are excellent," Mr. Ward went on. "Our return on tangible equity, which excludes the goodwill created as a result of the FNB Bankshares acquisition, was 17.56% for the first six months of 2005 compared to 16.74% in the first six months of 2004. When goodwill is included, our return on average equity was 12.87% in 2005 compared to 16.37% in 2004. We are already seeing some of the anticipated cost savings as a result of the combined operations for the two companies, and this results in a relatively low increase in operating expenses in 2005. Although our efficiency ratio increased to 52.26% from 48.91% as a result of the FNB Bankshares acquisition, it remains excellent compared to peers."

"Even with the increased number of shares as a result of the FNB Bankshares acquisition, we continue to pay out nearly 40% of our net income to shareholders in the form of cash dividends," Mr. Ward said. "With the $0.130 quarterly dividend that was declared in June, we have increased our dividend for 39 consecutive quarters, and have a dividend yield of 3.06% based upon our June 30, 2005 closing price of $17.00 per share.

"Our continued excellent performance results have once again brought national recognition to FNLC," President Daigneault said. "The Company was recently named to the 2005 KBW Honor Roll. This elite group, which 'acknowledges those banking institutions that have continually reported increases in earnings per share over the last decade, regardless of the economic environment,' is posted annually by Keefe, Bruyette & Woods, a full-service investment banking firm specializing in financial services companies. In addition, FNLC was number 16 in US Banker magazine's 2005 rankings of banks & thrifts with assets up to $1 billion, based on three-year average return on equity.

"We are now the third largest bank headquartered in Maine," President Daigneault concluded, "with a strong footprint along the Maine coast that has banking and investment management offices located in some of the more prosperous and picturesque communities in Maine. These recognitions acknowledge once again, at a national level, the exceptional job that First National Lincoln Corporation does, year in and year out, by remaining focused on serving the financial needs of our communities. There are only a handful of Maine-based companies whose shares are listed on a national exchange, and this reinforces my view that First National Lincoln Corporation provides an excellent investment opportunity, especially for the investor interested in a top-performing Maine company."

First National Lincoln Corporation, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 14 offices in Lincoln, Knox, Hancock and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from four offices in Lincoln, Cumberland and Hancock Counties.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.

For more information, please contact F. Stephen Ward, First National Lincoln Corporation's Treasurer & Chief Financial Officer, at 207.563.3195 ext. 5001.

First National Lincoln Corporation
Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,	June 30,
In thousands of dollars	2005	2004	2004
Assets
Cash and due from banks	$ 22,256	$ 14,770	$ 13,777
Overnight Funds Sold	0	0	0
Investments:
Available for sale	52,348	51,892	53,642
Held to maturity (market values $108,639,000 at 3/31/2005, $75,600,000 at 12/31/2004, and $85,455,000 at 3/31/2004)	107,693	74,935	87,659
Loans held for sale (fair value approximates cost)	412	0	0
Loans	718,376	478,332	443,433
Less: allowance for loan losses	6,518	4,714	4,580
Net loans	711,858	473,618	438,853
Accrued interest receivable	5,492	2,791	3,055
Bank premises and equipment	16,949	9,061	8,843
Other real estate owned	0	0	44
Goodwill	27,960	125	125
Other assets	13,748	7,046	7,974
Total Assets	$ 958,716	$ 634,238	$ 613,972
Liabilities & Shareholders' Equity
Demand deposits	$ 56,421	$ 31,181	$ 27,504
NOW deposits	106,105	60,550	55,938
Money market deposits	110,463	76,411	78,233
Savings deposits	111,990	68,673	65,336
Certificates of deposit	127,708	63,900	76,170
Certificates $100,000 and over	159,567	69,129	83,392
Total deposits	672,254	369,844	386,573
Borrowed funds	177,729	207,206	173,661
Other liabilities	8,017	4,373	4,223
Total Liabilities	858,000	581,423	564,457
Shareholders' Equity
Common stock	99	74	74
Additional paid-in capital	48,396	3,973	3,721
Retained earnings	50,741	46,809	44,006
Net unrealized gains on available-for-sale securities	1,480	1,959	1,714
Total Stockholders' Equity	100,716	52,815	49,515
Total Liabilities & Shareholders' Equity	$ 958,716	$ 634,238	$ 613,972
Prior periods have been adjusted to reflect the three-for-one stock split in 2004

First National Lincoln Corporation
Consolidated Statements of Income (Unaudited)

	For the six months		For the quarters
	ended June 30,		ended June 30,
In thousands of dollars	2005	2004	2005	2004
Interest income
Interest and fees on loans	$ 19,462	$ 11,298	$ 10,377	$ 5,745
Interest on deposits with other banks	5	3	5	0
Interest and dividends on investments	3,724	3,237	1,912	1,672
Total interest income	23,191	14,538	12,294	7,417
Interest expense
Interest on deposits	5,196	2,526	2,926	1,265
Interest on borrowed funds	2,715	1,827	1,474	919
Total interest expense	7,911	4,353	4,400	2,184
Net interest income	15,280	10,185	7,894	5,233
Provision for loan losses	100	480	100	240
Net interest income after provision for loan losses	15,180	9,705	7,794	4,993
Non-interest income
Investment management and fiduciary income	819	430	420	216
Service charges on deposit accounts	1,151	580	663	310
Mortgage origination and servicing income	375	250	247	85
Other operating income	1,546	962	898	509
Total non-interest income	3,891	2,222	2,228	1,120
Non-interest expense
Salaries and employee benefits	5,474	3,303	2,848	1,640
Occupancy expense	697	428	348	216
Furniture and equipment expense	1,035	754	581	389
Other operating expense	3,307	1,872	1,889	991
Total non-interest expense	10,513	6,357	5,666	3,236
Income before income taxes	8,558	5,570	4,356	2,877
Applicable income taxes	2,428	1,589	1,223	821
NET INCOME	$ 6,130	$ 3,981	$ 3,133	$ 2,056
Prior periods have been adjusted to reflect the three-for-one stock split in 2004

First National Lincoln Corporation
Selected Financial Data (Unaudited)

	For the six months ended		For the quarters ended
Dollars in thousands,	June 30		June 30
except for per share amounts	2005	2004	2005	2004

Summary of Operations
Operating Income	$27,082	$16,760	$14,522	$8,537
Operating Expense	18,524	11,190	10,166	$5,660
Net Interest Income	15,280	10,185	7,894	5,233
Provision for Loan Losses	100	480	100	240
Net Income	6,130	3,981	3,133	2,056
Per Common Share Data
Basic Earnings per Share	$0.63	$0.54	$0.32	$0.28
Diluted Earnings per Share	0.62	0.53	0.31	0.28
Cash Dividends Declared	0.255	0.213	0.13	0.11
Book Value	10.26	6.74	10.26	6.74
Market Value	17.00	19.50	17.00	19.50
Financial Ratios
Return on Average Equity (a)	12.87%	16.37%	12.53%	16.58%
Return on Average Tangible Equity (a)	17.56%	16.74%	17.38%	16.62%
Return on Average Assets (a)	1.37%	1.39%	1.33%	1.41%
Average Equity to Average Assets	10.63%	8.47%	10.64%	8.51%
Average Tangible Equity to Average Assets	7.79%	8.40%	7.68%	8.32%
Net Interest Margin Tax-Equivalent (a)	3.92%	3.92%	3.87%	3.97%
Dividend Payout Ratio	40.48%	39.51%	40.63%	39.29%
Allowance for Loan Losses/Total Loans	0.91%	1.03%	0.91%	1.03%
Non-Performing Loans to Total Loans	0.35%	0.35%	0.35%	0.35%
Non-Performing Assets to Total Assets	0.26%	0.27%	0.26%	0.27%
Efficiency Ratio	52.26%	48.91%	53.33%	48.60%
At Period End
Total Assets	958,716	613,972	958,716	613,972
Total Loans	718,376	443,433	718,376	443,433
Total Investment Securities	160,041	141,301	160,041	141,301
Total Deposits	672,254	386,573	672,254	386,573
Total Shareholders’ Equity	100,716	49,515	100,716	49,515
(a) Annualized using a 365-day basis
Prior periods have been adjusted to reflect the three-for-one stock split in 2004